US Foods Holding Corp. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

US Foods Sends Letter to Shareholders

Corrects Sachem Head’s Misrepresentations

Urges Shareholders to Vote “For” All of US Foods’ Directors on the WHITE Proxy Card

ROSEMONT, Ill. – May 3, 2022 – US Foods Holding Corp. (NYSE: USFD) (“US Foods” or the “Company”), one of the largest foodservice distributors in the United States, today sent a letter to shareholders in connection with its upcoming 2022 Annual Meeting of Shareholders (“Annual Meeting”) scheduled for May 18, 2022, addressing several of Sachem Head Capital Management LP’s (“Sachem Head”) false or misleading assertions.

The US Foods Board of Directors unanimously recommends that shareholders vote “FOR” ALL of US Foods’ highly qualified and engaged directors on the WHITE proxy card today.

The full text of the letter follows:

May 3, 2022

Dear Fellow Shareholder:

Decisions in a proxy contest often come down to a handful of key issues. This will be true for US Foods Holding Corp. (“US Foods” or the “Company”) at our May 18, 2022 Annual Meeting. In its attempt to remove five members of your Board of Directors (the “Board”) and effect a sale of the Company or change in CEO, Sachem Head Capital Management LP (“Sachem Head”) has misrepresented the record on important issues, and we are writing you today to set the record straight. We have also filed a presentation on this topic, which you can access here.

The US Foods Board and leadership team value candor and will continue to communicate transparently about our goals and progress. As you think about your investment, and the team you want to oversee execution of the Company’s strategy, we ask you to consider the following:

Sachem Head claims US Foods is misleading shareholders by cherry-picking time spans that show favorable Total Shareholder Returns (“TSR”)

FACT: US FOODS’ TSR ANALYSIS IS BASED ON AN APPROPRIATE TIMEFRAME AND SHOWS STRONG RECENT PROGRESS

The Board and management are highly focused on continuing to deliver value for shareholders. We have generated a one-year TSR of 56% as of October 6, 2021, the last day before Sachem Head’s campaign began with the filing of its Schedule 13D (the “unaffected date”). This TSR exceeded both US Foods’ peers and the S&P 500, leading the post-pandemic recovery. Our three-year TSR to this same date, as well as our performance measured from US Foods’ IPO in 2016 through the onset of the pandemic in 2020, is comparable with that of our largest competitor.

Sachem Head wants you to believe that US Foods “cherry-picked” the October 6, 2021 date to suit our interests. The fact of the matter is that analyzing total shareholder return based on the unaffected date immediately prior to a Schedule 13D filing is a widely accepted timeframe used by investors, proxy advisory firms and others to accurately assess a company’s performance in activist situations like this one. Sachem Head, not US Foods, had control over the date it chose to file its Schedule 13D, and yet it wants to move the goal posts to suit its narrative. Moreover, our TSR from the October 6, 2021 unaffected date through May 2, 2022 has been competitive with key benchmarks: US Foods +5%, Sysco +6%, PFG +4% and S&P 500 (4%).

Sachem Head claims US Foods has given up on improving margins FACT: US FOODS HAS MADE MEANINGFUL PROGRESS IMPROVING MARGINS AND HAS A PLAN TO DRIVE MARGIN EXPANSION

We have a proven and demonstrated ability to create sustainable value for shareholders. In the four years leading up to the pandemic, we expanded margins by 82 basis points1. In other words, we closed approximately 40% of the original margin gap. We recognize that we have not fully closed the margin gap to Sysco and acknowledge that the Company’s pre-pandemic margin progress was not as rapid as initially expected. Our progress was slowed by discrete operational issues, turnover in our supply chain leadership and an increasingly challenging labor environment heading into 2019.

Notwithstanding the issues we faced, we did make good progress. While we have opportunities to improve, our strong execution in 2021 drove significant earnings growth and we expect to build on our recent momentum for both gross margins and operating expense. We delivered operating expense at 40 basis points better than 2019, which represents a significantly bigger improvement than our largest competitor. However, during that time, Sysco’s margins increased alongside ours, creating a moving target.

One area we have been intently focused on is topgrading our supply chain leadership. After our previous Chief Supply Chain Officer unexpectedly resigned for personal reasons, we launched a nationwide search to recruit a high-quality a supply chain leader. In November 2020, we brought in a distinguished executive with Bill Hancock and have recruited new leaders to replace the vast majority of the supply chain leadership team.

US Foods also established its operational excellence teams in April 2021 and staffed them with the best field operations talent. Their mandate is to drive improvement through standardization and sustained focus on underperforming markets. As one example, in just over a year, this has resulted in a 15% reduction in SKUs in 2021, representing the biggest reduction in the Company’s history.

Building on the substantial operational progress that our team made in the pre-pandemic period, we are confident that US Foods has a significant and achievable opportunity for margin expansion. Our long-range plan targets $1.7 billion of Adjusted EBITDA in 2024,2 leveraging a balanced approach of growing profitable market share, further optimizing gross margins and improving operational efficiencies. Inherent in this plan is an expectation of meaningful margin improvement.

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1 Excluding the impact of our acquisition of Food Group completed in September 2019, we delivered an 88 basis point EBITDA margin expansion.

2 Please note that the Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisitions and integration related costs and Diluted Earnings Per Share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Your Board is focused on substantially enhancing value for shareholders, and we believe US Foods is executing the right plan to do that.

Sachem Head claims US Foods made value-destructive capital allocation decisions FACT: US FOODS’ M&A DECISIONS WERE HIGHLY STRATEGIC, REASONABLY PRICED AND POSITION US WELL FOR THE FUTURE

The acquisitions of Smart Foodservice and Food Group have created significant near- and long-term opportunities for value creation and are performing in-line with expectations. Contrary to Sachem Head’s claims, both the Smart Foodservice and Food Group acquisitions followed a rigorous review and vetting from the Board and were strategic targets for several years before we completed the acquisitions. Food Group filled meaningful whitespace gaps for US Foods in the Pacific Northwest. Further, we had originally estimated that US Foods would capture $55 million in synergies from the Food Group acquisition, and we are on track to deliver $65 million. In addition, Smart Foodservice delivered increased sales during the pandemic while also accelerating the expansion of our omni-channel offering in the strategically important cash and carry channel. Cash and carry is a more profitable, faster growing channel than delivered. It increases share of wallet, reduces leakage with existing customers and attracts target customers we are currently not serving. These important differentiators will create meaningful value for us as we look to expand our market share.

Sachem Head’s valuation analysis of the Food Group acquisition is flawed because it fails to take into account the tax step-up resulting from the deal and understates the synergies captured by the transaction. Sachem Head also fundamentally misrepresents the financing of the Smart Foodservice transaction, which closed in April 2020 and was not funded with proceeds from KKR’s subsequent investment in May 2020. The truth is that both acquisitions were highly strategic, reasonably priced and are demonstrably contributing to shareholder value creation.

Sachem Head claims the KKR financing was a dilutive and expensive mistake after not raising enough funds to support the Smart Foodservice deal

FACT: KKR INVESTED IN US FOODS IN A MOMENT OF CRISIS FOR THE INDUSTRY AFTER A COMPREHENSIVE AND COMPETITIVE REVIEW OF FINANCING OPTIONS

The onset of the pandemic in March 2020 was a once-in-a-lifetime crisis for the foodservice industry. 65% of US Foods’ business evaporated virtually overnight as the pandemic shuttered restaurants and our other customers across the country. In the early days of the pandemic we, like so many other businesses across the country, were forced to make tough decisions with the best information available to navigate unprecedented circumstances and needed to take quick and significant action to safeguard our Company such as furloughs of large parts of our employee base and significant pay cuts from the Board and senior leaders.

While US Foods had raised ample funds to finance the Smart Foodservice acquisition, as the environment rapidly deteriorated, the Board considered a number of scenarios – including some that thankfully did not come to pass – and explored a wide range of financing options to ensure we would have the liquidity needed to weather the storm. We contemplated an extended period of drastically reduced volumes and the prospect of not being able to collect a significant portion of approximately $1 billion in receivables owed to us. US Foods ran a highly competitive process with multiple rounds of bidding before determining that it was in the best interest of the Company and our shareholders to proceed with the KKR investment. The private convertible investment of KKR bolstered our liquidity and emerged as the optimal balance of speed, certainty, cost of capital and structure. The KKR financing served as an additional insurance during a time of immense uncertainty and at the time was less dilutive to shareholders than raising common equity. Many other businesses entered into similar transactions during these unprecedented times (e.g., our competitor PFG raised $338 million through a common equity issuance).

Sachem Head claims US Foods’ 2024 long-range plan is a recast of the missed plan laid out at the Company’s 2018 investor day

FACT: US FOODS’ LONG-RANGE PLAN IS UNDERPINNED BY AN ENHANCED OPERATING MODEL AND A BALANCE OF INITIATIVES THAT HAVE WORKED WELL, EVOLVED AND IMPROVED, OR ARE NEW AND INNOVATIVE

US Foods has accomplished a great deal since its IPO in 2016 and has been guided by a strategy designed to stay ahead of evolving customer needs and industry conditions. We are not the same company we were in 2018. During the pandemic we adapted our business by upgrading our talent across the organization, streamlining our operating model to drive standardization and bring focus to underperforming markets, and relentlessly focusing on customer prioritization in order to better balance commercial and operational considerations.

The Board was actively involved in overseeing the development of our long-range plan over the last year. The plan was built from the ground up and takes advantage of industry recovery and initiatives that we know work in addition to new, innovative ideas to accelerate our progress. Though Sachem Head attacks our plan as a “recast” of an old playbook, the ideas they presented to us were surprising only for lack of original thought. In fact, all but one of the ideas Sachem Head put forth were already part of our plan, and a number of them we have already been executing on successfully.

This plan balances profitable market share growth, gross margin expansion and operational efficiencies to drive EBITDA growth. We expect that our plan will deliver ~$1.7 billion in Adjusted EBITDA in 2024, well ahead of pre-COVID pro forma Adjusted EBITDA of $1.35 billion3 and Adjusted EBITDA of $1.06 billion in 2021. We expect this will translate to 2024 Adjusted Diluted EPS that is greater than 40% above that of 2019.2 In contrast, Sysco expects its FY2024 EPS to exceed its FY2019 figure by more than 30%, demonstrating the strength of our plan to create value for our shareholders.

Sachem Head claims US Foods has not engaged seriously FACT: SACHEM HEAD HAS IMPEDED SETTLEMENT AND REBUFFED THE COMPANY’S REASONABLE OFFERS

Sachem Head maintains that the Company did not seriously evaluate its proposed Board candidates. This is simply false. We have tried hard to avoid a proxy contest, but the erratic nature of Sachem Head’s proposals and its aggressive demands from the beginning have impeded a settlement. Our Board and management team have engaged with Sachem Head on numerous occasions, seeking to understand what Sachem Head would do differently with respect to our business and exploring common ground for a settlement. We offered Sachem Head multiple reasonable settlement solutions, all of which Sachem Head rejected.

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3 2019 pro forma Adjusted EBITDA excludes expected synergies of approximately $85 million from Food Group and Smart Foodservice acquisitions.

For six months, Sachem Head had mandated that appointing Bernardo Hees as a director and Executive Chairman was a non-negotiable precondition to any settlement – despite the very serious concerns raised by the Board following its interviews with Mr. Hees – and insisted that Mr. Hees was not a “stealth CEO candidate.” The fact that Mr. Hees was nominated in the first place following our Board’s engagement with him and insisted upon as a precondition to any settlement for so long raises questions about Sachem Head’s judgment.

After Sachem Head nominated seven director candidates to take control of the Company, without giving any advance notice to US Foods, we offered to interview three of the four new candidates we had not previously interviewed in another genuine attempt to reach an amicable resolution. Shortly after, Sachem Head filed its preliminary proxy materials, and two days following that, Sachem Head denied our interview request. The series of proposals that followed from Sachem Head were erratic, but finally revealed Sachem Head’s true demands: replace our CEO or sell the Company, with no real desire to engage constructively on the substance of its criticism.

As we have throughout our engagement, we remain open to evaluating reasonable proposals to avoid this proxy contest, but it takes a counterparty that is equally interested in an amicable resolution.

US FOODS’ BOARD NOMINEES HAVE THE SKILLS AND EXPERTISE NEEDED TO OVERSEE THE SUCCESSFUL EXECUTION OF OUR PLAN – THEY HAVE AND WILL CONTINUE TO ACT AS AGENTS OF CHANGE

US Foods’ Board has the requisite mix of skills, expertise and diversity of perspectives to successfully guide the Company to long-term success. Your Board and management have thoughtfully and proactively transformed the Company by taking bold, decisive actions to optimize the business, improve performance and position US Foods for long-term growth. We have rigorous director selection criteria that focus on skillsets needed for overseeing a preeminent food distributor. As part of its ongoing and deliberate commitment to refreshment, in March 2022, we added Marla Gottschalk and Quentin Roach to the Board, further increasing the Board’s supply chain and financial expertise.

Sachem Head’s attacks on our director independence and transparency are unfounded. Beyond Nate Taylor, none of our directors have any material relationship or conflict with KKR, and all of the directors appointed while KKR was unwinding its investment in the Company following our IPO are highly respected individuals who are entirely independent from KKR. In addition, Sachem Head’s attacks on Mr. Pforzheimer and Mr. Gupta are false and misleading. Mr. Pforzheimer and Mr. Gupta were both identified as candidates through a robust director search process led by outside recruiting firms. Neither individual had any connection with Mr. Satriano prior to their interviews for the US Foods Board.

Our interactions with Sachem Head thus far have raised significant questions about their alignment with the long-term interests of the Company and our other shareholders. We understand it is essential to have the right combination of talent, skills and diversity on our Board to drive performance, and we believe our group of candidates are better experienced professionally and as public board members and have demonstrated a proven ability to guide and hold management accountable to deliver our plan. Additional information regarding our Board can be found here.

We urge you to not be distracted by Sachem Head’s false claims and misrepresentations. This is a critical moment in our Company’s history. We strongly believe that we have the right strategy, the right management team and Board to lead US Foods to success.

We hope we can count on your support and encourage you to vote on the WHITE proxy card today and “FOR” all US Foods’ nominees at the upcoming 2022 Annual Meeting.

Sincerely,

The US Foods Board of Directors

/s/ Cheryl A. Bachelder

/s/ Court D. Carruthers

/s/ Robert M. Dutkowsky

/s/ Marla C. Gottschalk

/s/ Sunil Gupta

/s/ John A. Lederer

/s/ Carl A. Pforzheimer

/s/ Quentin Roach

/s/ Pietro Satriano

/s/ Nathaniel H. Taylor

/s/ David M. Tehle

/s/ Ann E. Ziegler

About US Foods

With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 69 broadline locations and more than 80 cash and carry stores, US Foods and its 28,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

ADDITIONAL INFORMATION

On April 11, 2022, the Company filed a definitive proxy statement, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies from the Company's shareholders for the 2022 annual meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of the Company's Investor Relations website at https://ir.usfoods.com/investors or by contacting info@okapipartners.com.

FORWARD-LOOKING STATEMENTS

Statements in this release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; governmental regulation; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; potential interest rate increases; risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; and potential costs associated with shareholder activism.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which was filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this release speak only as of the date of this release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, EBITDA, Adjusted EBITDA and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit) and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness.

We use Adjusted Diluted Earnings Per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings Per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings Per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings Per Share is useful to investors because these metrics may be used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of EBITDA, Adjusted EBITDA and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	For the year ended
($ in millions, except share and per share data)	January 1, 2022	December 28, 2019	January 2, 2016
Net income available to common shareholders (GAAP)	$121	$385	$168
Series A Preferred Stock Dividends	(43)	—	—
Net income (GAAP)	164	385	168
Interest expense—net	213	184	285
Income tax benefit	50	126	25
Depreciation expense	323	311	253
Amortization expense	55	51	146
EBITDA (Non-GAAP)	805	1,057	876
Adjustments:
Former Sponsor fees (1)	—	—	10
Restructuring costs and asset impairment charges (2)	11	—	173
Share-based compensation expense (3)	48	32	16
LIFO reserve adjustment (4)	165	22	(74)
Loss on extinguishment of debt (5)	23	—	—
Pension settlements (6)	—	12	—
Business transformation costs (7)	22	9	46
Formerly Proposed Sysco Acquisition Agreement termination fees—net (8)	—	—	(288)
Formerly Proposed Sysco Acquisition related costs (9)	—	—	85
COVID-19 bad debt benefit (10)	(15)	—	—
COVID-19 other related expenses (11)	3	—	—
Business acquisition and integration related costs and other (12)	(5)	62	31
Adjusted EBITDA (Non-GAAP)	1,057	1,194	875
Adjusted EBITDA (ex. Food Group 2019 Impact) (Non-GAAP)	NA	1,171	NA
Adjusted EBITDA (Non-GAAP)	1,057	1,194	875
Depreciation expense	(323)	(311)	(253)
Interest expense—net	(213)	(184)	(285)
Income tax provision, as adjusted (13)	(133)	(176)	(37)
Adjusted Net Income (Non-GAAP) (14)	$388	$523	$300

	For the year ended December 28, 2019
($ in millions)	2019 Legacy	2019 Food Group	2019 Smart	2019 Pro Forma Actual	2019 Food Group Adjustment(15)	2019 Pro Forma Adjusted

Net income (loss)	$406	$(10)	$36	$432	$8	$440
Interest expense—net	163	43	17	223	—	223
Income tax provision	132	—	15	147	2	149
Depreciation expense	303	32	15	350	—	350
Amortization expense	38	13	—	51	—	51
EBITDA (Non-GAAP)	1,042	78	83	1,203	10	1,213
Adjustments:
Share-based compensation expense(3)	32	—	—	32	—	32
LIFO reserve adjustment(4)	22	—	—	22	—	22
Pension settlements(6)	12	—	—	12	—	12
Business transformation costs(7)	9	—	—	9	—	9
Business acquisition and integration related costs and other(12)	54	7	2	63	—	63
Adjusted EBITDA (Non-GAAP)	$1,171	$85	$85	$1,341	$10	$1,351

(1)	Consists of fees paid to the Sponsors for consulting and management advisory services.
(2)	Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(3)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(6)	Consists of settlement charges resulting from payments to settle benefit obligations with both former and current participants in our defined benefit pension plan.
(7)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(8)	Consists of net fees received in connection with the termination of an agreement with Sysco (the “Formerly Proposed Sysco Acquisition Agreement”) related to the potential acquisition of US Foods by Sysco (the “Formerly Proposed Sysco Acquisition”).
(9)	Consists of costs related to the Formerly Proposed Sysco Acquisition, including certain employee retention costs.
(10)	Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(11)	Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(12)	Includes: (i) aggregate acquisition and integration related costs of $22 million and $52 million for the 52 weeks ended January 1, 2022 and December 28, 2019, respectively, (ii) favorable legal settlement recoveries of $29 million for the 52 weeks ended January 1, 2022 and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(13)	Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(14)	Effective as of fiscal year 2019, we revised the definition of Adjusted Net income to also exclude the effect of intangible asset amortization expense. Prior year amounts have been revised to conform with the current year presentation.
(15)	Estimated income earned in 2018 by Food Group for events, such as food shows and promotional events, that was not earned in 2019 because events were deferred as a result of the integration and was expected to be realized again in subsequent years.

For the year ended
December 28, 2019

Diluted EPS (GAAP)	$1.75
Share-based compensation expense(1)	0.15
LIFO reserve adjustment(2)	0.10
Pension settlements(3)	0.05
Business transformation costs(4)	0.04
Business acquisition and integration related costs and other(5)	0.28
Income tax provision, as adjusted(6)	0.01

Adjusted Diluted EPS (Non-GAAP)(7)	$2.38

Weighted-average diluted shares outstanding (Non-GAAP)(8)	219,534,622

(1)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)	Represents the non-cash impact of LIFO reserve adjustments.
(3)	Consists of settlement charges resulting from payments to settle benefit obligations with both former and current participants in our defined benefit pension plan.
(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)	Includes Food Group acquisition-related costs of $52 million for the 52 weeks ended December 28, 2019. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.
(6)	Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)	Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP), see note 8. Prior period amounts have been revised to conform with current year presentation.
(8)	For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

INVESTOR CONTACT:

Snehal Shah

847-720-8109

Snehal.Shah@usfoods.com

Bruce Goldfarb / Pat McHugh

Okapi Partners

212-297-0720

info@okapipartners.com

MEDIA CONTACT:

Jamie Moser / Matthew Sherman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449